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                                  EXHIBIT 99.1

NEWS RELEASE                                     For:  iNTELEFILM Corporation
ALEX TASSOS & ASSOCIATES                               5501 EXCELSIOR BLVD.
CORPORATE & FINANCIAL PUBLIC RELATIONS                 Minneapolis, MN 55416
17 STONEPOINTE DR.                                     Christopher T. Dahl, CEO
ESCONDIDO, CALIFORNIA 92025                            952-925-8840
Contact: Alex Tassos
760-737-7000


          INTELEFILM CORPORATION RECEIVES DELISTING NOTICE FROM NASDAQ
                                AND PLANS APPEAL

MINNEAPOLIS, MN - May 1, 2001 - iNTELEFILM CORPORATION (NASDAQ:FILM) announced today that it has received notice from Nasdaq that its shares will be delisted from the Nasdaq National Market at the opening of business on May 8, 2001, due to non-compliance with the minimum net tangible worth requirement. However, iNTELEFILM has requested an oral hearing before a Nasdaq Listing Qualification Panel to contest the delisting of its shares from the Nasdaq Market. This hearing request stays the delisting pending the panel's decision.

If iNTELEFILM shares do not continue to be listed on the Nasdaq Stock Market, trading, if any, would be conducted in the over-the-counter market in the so-called "pink sheets" or on the OTC Bulletin Board, which was established for securities that do not meet the Nasdaq Stock Market listing requirements. Consequently, selling iNTELEFILM shares would be more difficult because smaller quantities of shares could be bought and sold, transactions could be delayed, and security analyst and news media coverage of iNTELEFILM may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for iNTELEFILM shares. There can be no assurance that iNTELEFILM shares will continue to be listed on the Nasdaq Stock Market.









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